Exhibit 21.1

THE SUBSIDIARIES OF THE REGISTRANT

Name	Incorporation

Domestic Subsidiary
UQM Properties, Inc.	Colorado

Foreign Subsidiary
UQM Technologies Asia Limited	Hong Kong

Foreign Subsidiary
UQM Technologies (Shanghai) Limited	Shanghai, China